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                                                                  Exhibit (g)(A)

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MANAGEMENT AGREEMENT

          Agreement dated and effective as of May 5, 2000 between THE EMERGING MARKETS INCOME FUND II INC, a Maryland corporation (herein referred to as the "Fund"), and PIMCO Advisors L.P., a Delaware limited partnership (herein referred to as the "Investment Manager").

1. Appointment of Investment Manager. The Investment Manager hereby undertakes and agrees, upon the terms and conditions herein set forth, to
(i) supervise the Fund's investment program, including advising and consulting with the Fund's Board of Directors and Salomon Brothers Asset Management Inc (the "Investment Adviser") regarding the Fund's overall investment strategy;
(ii) advise the Fund and the Investment Adviser with respect to all matters relating to the Fund's use of leveraging techniques, including the extent and timing of the Fund's use of such techniques; (iii) consult with the Investment Adviser on a regular basis regarding the Investment Adviser's decisions concerning the purchase, sale or holding of particular securities; (iv) provide access on a continuous basis to economic, financial and political information, research and assistance; (v) consult with the Investment Adviser and the Fund with respect to emerging trends and developments in the international community with particular emphasis on opportunities for emerging market country entities;
(vi) consult with the Investment Adviser and the Fund with respect to international political, financial and social developments, particularly those relating to emerging market countries; (vii) pay the salaries,




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fees and expenses of such of the Fund's officers, directors or employees as are directors, officers or employees of the Investment Manager or any of its affiliates. In addition, the Investment Manager hereby undertakes and agrees to appoint Salomon Brothers Asset Management Inc as investment adviser to (a) make, in consultation with the Investment Manager and the Fund's Board of Directors, investment strategy decisions for the Fund, (b) manage the investing and reinvesting of the Fund's assets, (c) place purchase and sale orders on behalf of the Fund, (d) provide research and statistical data to the Fund in relation to investing and other matters within the scope of the investment objectives and limitations of the Fund and (e) provide the following services: (i) compliance with the rules and regulations of the Securities and Exchange Commission (the "SEC"), including record keeping, reporting requirements and preparation of registration statements and proxies; (ii) supervision of Fund operations, including coordination of functions of the transfer agent, custodian, accountants, counsel and other parties performing services or operational functions for the Fund, (iii) administrative and clerical services, including accounting services and maintenance of books and records and (iv) services to Fund shareholders, including responding to shareholder inquiries and maintaining a flow of information to shareholders. The Investment Adviser shall have the sole ultimate discretion over investment decisions for the Fund.

2. In connection herewith, the Investment Manager agrees to maintain a staff within its organization to furnish the above services to the Fund and to the Investment Adviser. The



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Investment Manager shall bear all expenses arising out of its duties hereunder.

Except as provided in Section 1 hereof and subparagraph 3(a) of the Investment Advisory and Administration Agreement among the Investment Adviser, the Investment Manager and with respect to certain sections, the Fund (the "Advisory and Administration Agreement"), the Fund shall be responsible for all of the Fund's expenses and liabilities, including organizational and offering expenses (which include out-of-pocket expenses, but not overhead or employee costs of the Investment Manager and the Investment Adviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; fees incurred in connection with listing the Fund's shares on any stock exchange; expenses of leverage; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund's custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund's portfolio securities; fees and expenses of non-interested directors; travel expenses or an appropriate portion thereof of directors and officers of the Fund who are directors, officers or employees of the Investment



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Manager or the Investment Adviser to the extent that such expenses relate to attendance at meetings of the Board of Directors or any committee thereof; salaries of shareholder relations personnel; costs of shareholders meetings; the fees of any rating agencies retained to rate any preferred stock or debt securities issued by the Fund; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses.

1. Remuneration. In consideration of the services to be rendered by the Investment Manager under this Agreement, the Fund shall pay the Investment Manager a monthly fee in United States dollars on the fifth business day of each month for the previous month at an annual rate of 1.20% of the Fund's average weekly net assets. If the fee payable to the Investment Manager pursuant to this paragraph 3 begins to accrue before the end of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Fund's net assets shall be computed at the time and in the manner specified in the Registration Statement. Compensation of the Investment Adviser for services provided under the Advisory and Administration Agreement is the sole responsibility of the Investment Manager.



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2.                    Representations and Warranties. The Investment Manager
represents and warrants that it is duly registered and authorized as an investment adviser under the Investment Advisers Act of 1940, as amended, and the Investment Manager agrees to maintain effective all requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.

3. Services Not Deemed Exclusive. The services provided hereunder by the Investment Manager are not to be deemed exclusive and the Investment Manager and any of its affiliates or related persons are free to render similar services to others and to use the research developed in connection with this Agreement for other clients or affiliates. Nothing herein shall be construed as constituting the Investment Manager an agent of the Investment Adviser or of the Fund.

4. Limit of Liability. The Investment Manager shall exercise its best judgment in rendering the services in accordance with the terms of this Agreement. The Investment Manager shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Investment Manager against any liability to the Fund or its shareholders to which the Investment Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement ("disabling



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conduct"). The Fund will indemnify the Investment Manager against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct by the Investment Manager. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Investment Manager was not liable by reason of disabling conduct, or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Investment Manager was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Fund who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party directors"), or (b) an independent legal counsel in a written opinion. The Investment Manager shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Investment Manager shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Investment Manager shall provide a



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security in form and amount acceptable to the Fund for its undertaking; (b) the
Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Investment Manager will ultimately be found to be entitled to indemnification.

5. Duration and Termination. This Agreement shall remain in effect until May 5, 2002 and shall continue in effect thereafter for successive annual periods, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund's Board of Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund's Board of Directors or the holders of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Fund.

      Notwithstanding the above, this Agreement (a) may nevertheless be terminated at any time, without penalty, by the Fund's Board of Directors, by vote of holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Investment Manager, upon 60 days' written notice delivered to each party hereto, and (b) shall automatically be terminated in the event of its assignment (as



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defined in the 1940 Act). Any such notice shall be deemed given when received by the addressee.

1. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

2. Notices. Any notice hereunder shall be in writing and shall be delivered in person or by telex or facsimile (followed by delivery in person) to the parties at the addresses set forth below.

          If to the Fund:

               The Emerging Markets Income Fund II Inc
               Seven World Trade Center
               New York, New York  10048
               Tel:  (212) 783-5984
               Fax:  (212) 783-2163
               Attn: Robert Vegliante
                     Assistant Secretary

          If to the Investment Manager:

               PIMCO Advisors L.P.
               c/o PIMCO Funds Distributors LLC
               2187 Atlantic Street
               Stamford, Connecticut  06902
               Tel:  (203) 352-4900
               Fax:  (203) 352-4919
               Attn: Newton B. Schott

or to such other address as to which the recipient shall have informed the other party in writing.

          Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by telex or facsimile and mail, on the date on which such telex or facsimile is sent.



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1.                    Counterparts. This Agreement may be executed in two or
more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.



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          IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

                                   THE EMERGING MARKETS INCOME FUND II INC

                                   By:________________________________
                                       Name:
                                       Title:

                                   PIMCO ADVISORS L.P.

                                   By:________________________________
                                       Name:
                                       Title: